SECOND AMENDMENT TO CREDIT AGREEMENT

SECOND AMENDMENT, dated as of March 12, 2008 (this “Amendment”), to the Credit and Guaranty Agreement, dated as of July 19, 2007, (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Proliance International Inc., a Delaware corporation (“Holdings” and the ”Borrower”), certain domestic subsidiaries of the Borrower listed as a “Guarantor” on the signature pages thereto (together with each other Person (as defined in the Credit Agreement) that guarantees all or any portion of the Obligations (as defined in the Credit Agreement) from time to time, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the ”Lenders”), Silver Point Finance, LLC, a Delaware limited liability company (“Silver Point”), as collateral agent for the Agents (as hereinafter defined) and the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, the ”Collateral Agent”), and as administrative agent for the Agents and the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, the ”Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”) and Silver Point as lead arranger (in such capacity, together with its successors and assigns in such capacity, if any, the “Lead Arranger”).

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth in the Credit Agreement unless otherwise defined herein.

WHEREAS, the Credit Parties have requested that the Agents and the Lenders amend certain provisions of the Credit Agreement, subject to the terms and conditions set forth in this Amendment.

WHEREAS, the Agent and the Lenders are willing to agree to this requested Amendment, but only upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Parties, the Agents and the Lenders hereby agree as follows:

1. Definitions. All capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

2. Defined Terms in the Credit Agreement. Section 1.1 of the Credit Agreement is hereby amended, as follows:

(a) New Definitions. Section 1.1 of the Credit Agreement is hereby amended by adding the definitions of the following terms thereto, in alphabetical order, to read in their entirety as follows:

“Borrowing Base Overadvance Amount’ means, at any date of determination, the maximum amount of overadvances set forth in the Budget for such period; provided that such amount shall not exceed (i) $21,000,000 during the week ending March 14, 2008,

(ii) $23,000,000 during the week ending March 21, 2009, (iii) $23,000,000 during the week ending March 28, 2009, (iv) $24,500,000 during the week ending April 4, 2009, and (v) $26,000,000 at all times thereafter on or prior to May 31, 2008; provided, that such amount shall be reduced to $0 no later than May 31, 2008.”

“Budget’ means (i) the initial budget prepared by Holdings and reviewed by Kroll Zolfo Cooper, in form and substance satisfactory to Administrative Agent, attached hereto as Schedule 1.1(e) and (ii) each update to such initial budget delivered to Administrative Agent pursuant to Section 5.1(x).”

“Capital Raise’ means the receipt of cash proceeds from the issuance of subordinated or junior debt in the United States and/or equity in the United States in an amount (it being understood that an amount of at least $30,000,000 is satisfactory to Administrative Agent) and on terms satisfactory to Administrative Agent in its sole discretion exercised reasonably.”

“‘Insurance Proceeds Letter’ means the letter, dated as of February 26, 2008, by and among Borrower, Guarantors, Lenders, Administrative Agent, Collateral Agent and Borrowing Base Agent, with respect to the insurance proceeds received by Borrower in connection with the Southaven Casualty Event.”

“‘Make-Whole Expiry Date’ as defined in Section 2.12(c)(i).”

“‘Revolving A Lender’ means (a) a Lender with a Revolving A Commitment or holding Revolving A Loans as of the Second Amendment Effective Date or (b) any other Person that becomes a Lender with a Revolving A Commitment in accordance with Section 10.6(c).”

“‘Second Amendment’ means the Second Amendment to the Credit Agreement, dated as of March 12, 2008, by and among the Credit Parties, the Lenders and the Agents.”

“‘Second Amendment Effective Date’ has the meaning ascribed to the term “Amendment Effective Date” in the Second Amendment.”

“‘Second Amendment Fee Letter’ means the fee letter agreement dated as of the Second Amendment Effective Date between the Borrower and the Administrative Agent.”

“‘Southaven Casualty Event’ means the casualty event that occurred on February 5, 2008 at Holdings’ distribution facility located in Southaven, Mississippi.”

“‘Specified Borrowing Base’ means the Borrowing Base without (i) giving effect to the Borrowing Base Overadvance Amount and (ii) deducting the reserves in an amount equal to the sum of (A) $30,000,000 and (B) the Southaven Insurance Proceeds Reserve.”

(b) Existing Definitions.

(i) Section 1.1 of the Credit Agreement is hereby amended by amending the definition of the term “Adjusted LIBOR Rate” by replacing the reference contained therein to “three percent (3.0%) per annum” with “four percent (4.0%) per annum”.

(ii) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of the term “Applicable Margin” contained therein to read in its entirety as follows:

“‘Applicable Margin’ means (i) with respect to Term Loans and Revolving Loans that are LIBOR Rate Loans, a percentage, per annum, equal to eight percent (8.00%) and (ii) with respect to Term Loans and Revolving Loans that are Base Rate Loans, a percentage, per annum, equal to seven percent (7.00%).

(iii) Section 1.1 of the Credit Agreement is hereby amended by amending the definition of the term “Base Rate” by replacing the reference contained therein to “four percent (4.0%) per annum” with “seven percent (7.0%) per annum”.

(iv) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of the term “Borrowing Base” contained therein to read in its entirety as follows:

‘“Borrowing Base’ means, at any time, the difference between (i) the sum of (A) up to seventy-eight and one half percent (78.5%) of the value of the Net Amount of Eligible Accounts of Borrower (excluding the Eligible Accounts that were Eligible Accounts of the former Ready Aire, Inc. subsidiary of the Borrower) at such time less the amount, if any, of the Dilution Reserve, plus (B) up to seventy-five percent (75%) of the value of the Net Amount of Eligible Accounts of Borrower that are determined to be Eligible Accounts of the former Ready Aire, Inc. subsidiary of the Borrower at such time less the amount, if any, of the Dilution Reserve, plus (C) the sum of (1) the lesser of (a) the sum of (x) up to thirty percent (30%) of the Book Value of the Eligible Inventory of Borrower that are determined to be Eligible Inventory of the former Ready Aire, Inc. subsidiary of the Borrower consisting of finished goods at such time and (y) up to fifty-one percent (51%) of the Book Value of the Eligible Inventory of Borrower (excluding the Eligible Inventory that were Eligible Inventory of the former Ready Aire, Inc. subsidiary of the Borrower) consisting of finished goods at such time and (b) 80% of the net orderly liquidation value of such Eligible Inventory consisting of finished goods calculated during the Borrower’s low selling season, as set forth in the most recent Inventory appraisal obtained by the Administrative Agent, and (2) the lesser of (a) the sum of (x) up to twenty-one percent (21%) of the Book Value of the Eligible Inventory of Borrower that is determined to be Eligible Inventory of the former Ready Aire, Inc. subsidiary of the Borrower consisting of raw materials at such time and (y) up to thirty-five percent (35%) of the Book Value of the Eligible Inventory of Borrower (excluding the Eligible Inventory that is Eligible Inventory of the former Ready Aire, Inc. subsidiary of the Borrower) consisting of raw materials at such time and (b) 80% of the net orderly liquidation value of such Eligible Inventory consisting of raw materials calculated during the Borrower’s low selling season, as set forth in the most recent Inventory appraisal obtained by the Administrative Agent plus (D) the Borrowing Base Overadvance Amount, and (ii) the sum of (A) $30,000,000 and (B) such reserves (other than the Dilution Reserve) as the Administrative Agent or the Borrowing Base

Agent may deem appropriate in the exercise of their reasonable business judgment, including, without limitation, the Southaven Insurance Proceeds Reserve (as defined in the Insurance Proceeds Letter) and any reserves or other adjustments established by the Borrowing Base Agent or the Administrative Agent on the basis of any collateral audits conducted hereunder. In the event that the Administrative Agent or the Borrowing Base Agent, at any time in their sole discretion, determines that the Dollar amount of Eligible Accounts collectable by Borrower is reduced or diluted as a result of discounts or rebates granted by Borrower to the respective Account Debtor(s), returned or rejected Inventory or services, or such other reasons or factors as the Administrative Agent or the Borrowing Base Agent reasonably deems applicable, the Administrative Agent or the Borrowing Base Agent may, in their sole discretion, in the absence of a Default or an Event of Default, upon five (5) business days’ prior written notice to Borrower, reduce or otherwise modify the percentage of Eligible Accounts included within the Borrowing Base and/or reduce the dollar amount of Eligible Accounts by an amount determined by Administrative Agent or the Borrowing Base Agent in their reasonable credit judgment.”

(v) Section 1.1 of the Credit Agreement is hereby amended by amending the definition of the term “Consolidated Adjusted EBITDA” by replacing (i) the references to “Availability” contained therein with “Availability (without giving effect to the Borrowing Base Overadvance Amount)” and (ii) the word “minus” in clause (l) therein with the word “plus” and adding the following new clauses (m), (n), (o) and (p):

“(m) without duplication, cash costs and expenses associated with (i) the Southaven Casualty Event, (ii) the Capital Raise, or (iii) the financial restructuring activities as a result of the Southaven Casualty Event and the Second Amendment, in each case of clauses (i), (ii) and (iii) that have reduced EBITDA of Holdings (including, without limitation, all legal and professional fees, costs and expenses), provided, that the inclusion of such restructuring costs are subject to the approval of Administrative Agent in its discretion after sufficient detail has been provided to Administrative Agent (such approval not to be unreasonably withheld after receipt and review by Administrative Agent of such detail), plus

(n) without duplication, business interruption proceeds from the Southaven Casualty Event to the extent such proceeds are received in cash; provided, that solely when calculating Consolidated Adjusted EBITDA for (i) each monthly covenant test during 2008, such proceeds are received in cash prior to the testing date 30 days after the end of the month and relate to losses prior thereto (and which have not been used in the calculation for any prior month) and (ii) the 12 months ending December 31, 2008, such proceeds are received in cash by March 31, 2009; provided, further, that the inclusion of such business interruption proceeds are subject to the approval of Administrative Agent in its discretion after sufficient documentation demonstrating that such business interruption proceeds were paid as compensation for actual EBITDA losses incurred by Holdings has been provided to Administrative Agent (such approval not to be unreasonably withheld after receipt and review by Administrative Agent of such documentation), plus

(o) without duplication, the margin on the inventory that gave rise to the insurance proceeds, provided, that the inclusion of such proceeds are subject to the approval of Administrative Agent in its discretion after sufficient documentation has been provided to Administrative Agent (such approval not to be unreasonably withheld after receipt and review by Administrative Agent of such documentation), plus”

(p) without duplication, the expenses incurred in connection with the Second Amendment (including, without limitation, the Warrants) and the Capital Raise that are required to be accounted for in accordance with GAAP, provided, that the inclusion of such expenses are subject to the approval of Administrative Agent in its discretion after sufficient documentation has been provided to Administrative Agent (such approval not to be unreasonably withheld after receipt and review by Administrative Agent of such documentation), minus”.

(vi) Section 1.1 of the Credit Agreement is hereby amended by amending the definition of the term “Eligible Inventory” by adding the following sentence at the end of such definition:

“For the purposes of this definition of Eligible Inventory, $25,000,000 of the Inventory of Holdings located at Holdings’ distribution facility in Southaven, Mississippi prior to the Second Amendment Effective Date, as set forth in the Budget, shall not be deemed to be Eligible Inventory until Administrative Agent and Borrowing Base Agent, in their reasonable discretion, agree to include such Inventory as Eligible Inventory. Collateral Agent shall have the right to exclude additional Inventory from this definition of Eligible Inventory in its sole discretion.”

(vii) Section 1.1 of the Credit Agreement is hereby amended by adding the phrase “Second Amendment Fee Letter,” immediately following the phrase “Fee Letter” in the definition of the term “Credit Documents” contained therein.

(viii) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of the term “Make-Whole Amount” contained therein to read in its entirety as follows:

“‘Make-Whole Amount’ as defined in Section 2.12(c)(i).”

(ix) Section 1.1 of the Credit Agreement is hereby amended by amending the definition of the term “Net Insurance/Condemnation Proceeds” by adding the following sentence at the end of such definition:

“For the avoidance of doubt, solely with respect to any such Cash payments or proceeds received by Holdings or any of its Subsidiaries in connection with the Southaven Casualty Event, such Cash payments or proceeds less actual expenses and costs incurred by Holdings or any of its Subsidiaries in connection with such claim not to exceed $100,000 in the aggregate plus three percent (3%) of any such Cash payments or proceeds in excess of $15,000,000 shall constitute Net Insurance/Condemnation Proceeds.”

(x) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of the term “Revolving B Commitment” contained therein to read in its entirety as follows:

“‘Revolving B Commitment’ means the commitment of a Lender to make or otherwise fund any Revolving B Loan and “Revolving B Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving B Commitment, if any, is set forth on Appendix A-3 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Second Amendment Effective Date is $40,000,000; provided, that the Revolving B Commitments shall be reduced to $25,000,000 on the earliest to occur of (i) May 31, 2008, (ii) the first date on which the Borrowing Base Overadvance Amount is $0 or (iii) the first date on which the Revolving A Lenders agree to make Revolving A Loans in an aggregate amount equal to at least $15,000,000.”

(xi) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of the term “Treasury Rate” contained therein to read in its entirety as follows:

“‘Treasury Rate’ means, with respect to any prepayment or Commitment reduction or termination pursuant to Section 2.12, the yield to maturity at a time of computation of United States Treasury securities with a constant maturity (as determined by the Administrative Agent in good faith based on publicly available market data) most nearly equal to the period from the applicable Prepayment Date to the applicable Make-Whole Expiry Date; provided, however, that if the period from the applicable Prepayment Date to the applicable Make-Whole Expiry Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.”

3. Schedule 1.1(e). The Credit Agreement is hereby amended by adding Schedule 1.1(e) attached hereto as Annex I.

4. Section 2.2. Revolving Loans. Section 2.2(a)(iii) of the Credit Agreement is hereby amended by adding the following sentence at the end of such definition:

“Furthermore, notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, (x) no Revolving A Loans may be borrowed or made without the prior written consent of the Revolving A Lenders and (y) Revolving A Lenders shall not be liable for, or be required to make available to an Agent, any amounts in respect of any Agent Advances without the prior written consent of the Revolving A Lenders.”

5. Section 2.3(a). Letters of Credit. Section 2.3(a) of the Credit Agreement is hereby amended by amending and restating the first sentence therein to read as follows:

“During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit for the account of Borrower in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, that, notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, the Issuing Bank shall not issue any Letters of Credit without the prior written consent of the Revolving A Lenders.”

6. Section 2.12(c). Section 2.12(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Call Protection. (i) If, on or prior to July 19, 2008, (the “Make-Whole Expiry Date”), either (x) Borrower prepays all or any part of the principal balance of any Tranche A Term Loan and/or (y) any Commitment is reduced or terminated, in each case for any reason (including, without limitation, (i) pursuant to any mandatory prepayment pursuant to Section 2.13 (other than any mandatory prepayments required by Sections 2.13(a) (solely with respect to the Asset Sales of branches in the ordinary course of business and the real property (including the buildings and fixtures) located Laredo, Texas), 2.13(e) and 2.13(i)), (ii) in connection with a foreclosure and sale of the Collateral, (iii) in connection with the acceleration of the Obligations after the occurrence and during the continuation of an Event of Default, (iv) in connection with the restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, or (v) voluntarily, whether as a result of an acceleration following an Event of Default or otherwise), then Borrower shall pay to Administrative Agent, for the benefit of all Lenders entitled to a portion of such prepayment or reduction, as set forth in a side agreement among Administrative Agent and Lenders, an amount equal to the sum of the present value at such time of (a) all interest payments or accrued interest that would have accrued on the principal amount of the Loans and/or Commitments repaid, prepaid, reduced or terminated or deemed repaid, prepaid, reduced or terminated from the Prepayment Date through to the Make-Whole Expiry Date plus (b) the Prepayment Premium that would be applicable if such prepayment, reduction or termination were to occur on the day after the Make-Whole Expiry Date plus (c) in the case of a repayment or prepayment, the principal amount of Loans so repaid or prepaid, or deemed repaid or prepaid, in each of clauses (a), (b) and (c) above, computed using a discount rate equal to the Treasury Rate plus 50 basis points, minus (d) the principal amount of the Loans so repaid or prepaid (such difference, the “Make-Whole Amount”). For purposes of this calculation: (i) such interest payment or accrued interest shall be projected by using the interest rate then in effect (including, to the extent applicable, the provisions of Section 2.9 of the Credit Agreement) from the date of prepayment or repayment through the Make-Whole Expiry Date, and (ii) in the case of a reduction or termination of Revolving Commitments, such interest payments or accrued interest shall be projected assuming that the outstanding principal amount of Revolving Loans is equal to the principal amount of the Revolving Commitment so permanently reduced or terminated and the interest rate that would have been applicable if such Revolving Loans were made on the Prepayment Date. Notwithstanding anything to the contrary, the provisions of this Section 2.12(c) shall apply to all prepayments and Commitment reductions and terminations (other than any mandatory prepayments required by Sections 2.13(a) (solely with respect to the Asset Sales of branches in the ordinary course of business and the real property (including the buildings and fixtures) located in Laredo, Texas), 2.13(e) and 2.13(i)) made at anytime, including, without limitation, prior to the first anniversary of the Closing Date.

(ii) At any time after the Make-Whole Expiry Date, if either (x) Borrower prepays all or any part of the principal balance of any Tranche A Term Loan and/or (y) any Commitment is reduced or terminated, in each case for any reason (including, without limitation, (i) pursuant to any mandatory prepayment pursuant to Section 2.13 (other than any mandatory prepayments required by Sections 2.13(a) (solely with respect to the Asset Sales of branches in the ordinary course of business and the real property (including the buildings and fixtures) located in Laredo, Texas), 2.13(e) and 2.13(i)), (ii) in connection with a foreclosure and sale of the Collateral, (iii) in connection with the acceleration of the Obligations after the occurrence and during the continuation of an Event of Default, (v) in connection with the restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, or (vi) voluntarily, whether as a result of an acceleration following an Event of Default or otherwise), Borrower shall pay the applicable Prepayment Premium to Administrative Agent, for the benefit of all Lenders entitled to a portion of such prepayment or reduction, as set forth in a side agreement among Administrative Agent and Lenders.”

7. Section 2.13(a). Section 2.13(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Asset Sales. No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, that, (i) if the Borrowing Base Overadvance Amount is $0, (ii) Availability (without giving effect to the Borrowing Base Overadvance Amount) for the immediately prior 30 consecutive days is greater than $5,000,000, (iii) so long as no Default or Event of Default shall have occurred and be continuing, and (iv) to the extent that aggregate Net Asset Sale Proceeds from the Closing Date through the applicable date of determination do not exceed $250,000 per Fiscal Year, Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest Net Asset Sale Proceeds within one hundred eighty (180) days of receipt thereof in long term productive assets of the general type used in the business of Holdings and its Subsidiaries so long as (x) such assets shall be subject to the First Priority Lien in favor of the Collateral Agent and (y) Borrower delivers to the Collateral Agent, concurrently with or prior to the Asset Sale, a certificate of an Authorized Officer of Holdings stating that such Net Asset Sale Proceeds will be used in compliance with this Section 2.13(a); provided further, that pending any such investment all such Net Asset Sale Proceeds shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments).”

8. Section 2.13(b). Section 2.13(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, that (i) if the Borrowing Base Overadvance Amount is $0, (ii) Availability (without giving effect to the Borrowing Base Overadvance Amount) for the immediately prior 30 consecutive days is greater than $5,000,000, (iii) so long as no Default or Event of Default shall have occurred and be continuing, and (iv) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Closing Date through the applicable date of determination do not exceed $500,000 per Fiscal Year, Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within one hundred eighty (180) days of receipt thereof in long term productive assets of the general type used in the business of Holdings and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided further, that pending any such investment all such Net Insurance/Condemnation Proceeds, as the case may be, shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments); provided further, that Holdings shall have the option to invest up to $500,000 in Net Insurance/Condemnation Proceeds received by Holdings in connection with the Southaven Casualty Event relating to fixed assets (including, without limitation, any racking systems) to restore operations in Southaven, Mississippi.”

9. Section 2.13(d). Section 2.13(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(d) Issuance of Debt. On the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1(a)-(m); provided, that with respect to Section 6.1(m), Indebtedness not in excess of €5,000,000 outstanding on the Second Amendment Effective Date under NRF’s credit facility in effect on the Second Amendment Effective Date shall not be required to prepay the Loans), Borrower shall prepay the Loans as set forth in Section 2.14(b) in an aggregate amount equal to one hundred percent (100%) of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.”

10. Section 2.14(b). Section 2.14(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Application of Mandatory Prepayments.

(i) So long as no Event of Default has occurred and is continuing, any mandatory prepayment of any Loan pursuant to Section 2.13(a) (other than with respect to any proceeds received in connection with the sale of NRF) shall be applied as follows:

(w) if such proceeds are with respect to Inventory or Accounts, then such proceeds shall be applied,

first, to prepay principal of the Revolving A Loans (together with a corresponding dollar for dollar reduction in the Borrowing Base Overadvance Amount for such period);

second, to prepay principal of the Revolving B Loans (together with a corresponding dollar for dollar reduction in the Borrowing Base Overadvance Amount for such period);

third, to prepay principal of the Tranche A Term Loans; and

fourth, to any other Obligations then outstanding,

(x) if such proceeds are with respect to any other Collateral other than Inventory or Accounts or the tube mill located in Laredo, Texas or the real property (including the buildings and fixtures) located in Laredo, Texas, then such proceeds shall be applied, first, to prepay principal of the Tranche A Term Loans;

second, to prepay principal of the Revolving A Loans;

third, to prepay principal of the Revolving B Loans (together with a corresponding dollar for dollar reduction in the Borrowing Base Overadvance Amount for such period); and

fourth, to any other Obligations then outstanding,

(y) if such proceeds are with respect to the real property (including the buildings and fixtures) located in Laredo, Texas or the tube mill located in Laredo, Texas, then such proceeds shall be applied, first, to prepay principal of the Tranche A Term Loans in the amount of (i) in the case of the real property (including the buildings and fixtures) located in Laredo, Texas, $1,500,000 and (ii) in the case of the tube mill located in Laredo, Texas, $900,000;

second, to prepay principal of the Revolving A Loans;

third, to prepay principal of the Revolving B Loans (together with a corresponding dollar for dollar reduction in the Borrowing Base Overadvance Amount for such period); and

fourth, to any other Obligations then outstanding, and

(z) if such proceeds are with respect to both (1) Accounts and Inventory and (2) other Collateral, then such proceeds shall be applied,

first, to prepay principal of the Revolving A Loans; provided, that the Borrowing Base Agent shall establish and maintain a permanent reserve against the Borrowing Base and the Revolving A Commitments in an amount equal to the amount of proceeds applied to the Revolving A Loans that are in excess of the Revolving A Loans supported by such Accounts and Inventory determined using the advance rate under the Borrowing Base against such Accounts and Inventory (determined at the time of such sale or other disposition or event resulting in such insurance proceeds);

second, an amount equal to the Revolving B Loans supported by such Accounts and Inventory determined using the advance rate under the Borrowing Base against such Accounts and Inventory (determined at the time of such sale or other disposition or event resulting in such insurance proceeds) to prepay principal of the Revolving B Loans (together with a corresponding dollar for dollar reduction in the Borrowing Base Overadvance Amount for such period);

third, to prepay principal of the Tranche A Term Loans;

fourth, to prepay principal of the Revolving A Loans;

fifth, to prepay principal of the Revolving B Loans (together with a corresponding dollar for dollar reduction in the Borrowing Base Overadvance Amount for such period); and

sixth, to any other Obligations then outstanding,

(ii) Any mandatory prepayment of any Loan pursuant to Section 2.13(b) shall be applied as follows:

first, if any Loans are outstanding based on the utilization of the Borrowing Base Overadvance Amount, to prepay principal of such Revolving Loans (first, to the Revolving A Loans and second, to the Revolving B Loans) (together with a corresponding (i) fifty cents for dollar reduction in the Borrowing Base Overadvance Amount for the first $10,000,000 of Net Insurance/Condemnation Proceeds in respect of the Southaven Casualty Event and (ii) thereafter, dollar for dollar reduction in the Borrowing Base Overadvance Amount for such period);

second, to prepay principal of the Revolving B Loans in an amount up to $5,000,000 of such proceeds;

third, to prepay principal of the Tranche A Term Loans in an amount up to $5,000,000 of such proceeds;

fourth, to prepay principal of the Revolving B Loans in an amount equal to 50% of the remaining amount of such proceeds;

fifth, to prepay principal of the Tranche A Term Loans in an amount equal to 50% of the remaining amount of such proceeds;

sixth, to prepay principal of the Revolving A Loans; and

seventh, to any other Obligations then outstanding.

(iii) Any mandatory prepayment of any Loan pursuant to Sections 2.13(a) (solely with respect to the sale of NRF), (c) and (d) shall be applied as follows:

(x) if such proceeds are with respect to Holdings’ and its Subsidiaries (other than NRF) and are the result of the Capital Raise, then such proceeds shall be applied,

first, to prepay principal of the Revolving Loans in an amount equal to 50% of such proceeds (first, to the Revolving A Loans and second, to the Revolving B Loans) (together with a corresponding dollar for dollar reduction in the Borrowing Base Overadvance Amount for such period);

second, to prepay principal of the Tranche A Term Loans in an amount equal to 50% of such proceeds; and

third, to any other Obligations then outstanding, and

(y) if such proceeds are with respect to Holdings’ and its Subsidiaries (other than as a result of the Capital Raise), then such proceeds shall be applied,

first, to prepay principal of the Tranche A Term Loans (together with a corresponding dollar for dollar reduction in the Borrowing Base Overadvance Amount for such period);

second, to prepay principal of the Revolving B Loans (together with a corresponding dollar for dollar reduction in the Borrowing Base Overadvance Amount for such period);

third, to prepay principal of the Revolving A Loans; and

fourth, to any other Obligations then outstanding.

(iv) So long as no Event of Default has occurred and is continuing, any mandatory prepayment of any Loan pursuant to Sections 2.13(e) through (f) shall be applied as follows:

first, to prepay principal of the Tranche A Term Loans;

second, to prepay principal of the Revolving A Loans;

third, to prepay principal of the Revolving B Loans (together with a corresponding dollar for dollar reduction in the Borrowing Base Overadvance Amount for such period); and

fourth, to any other Obligations then outstanding.

(v) If an Event of Default has occurred and is continuing, all payments (other than payments required pursuant to Sections 2.13(a) (solely with respect to the sale of NRF), 2.13(b) (solely with respect to the Southaven Casualty Event), (c) and (d)) shall be applied pursuant to Section 2.15(h). Nothing contained herein shall modify the provisions of Section 2.12(c) or Section 2.15(b) regarding the requirement that all prepayments be accompanied by accrued interest and fees on the principal amount being prepaid to the date of such prepayment and the applicable Make-Whole Amount and Prepayment Premium, or any requirement otherwise contained herein to pay all other amounts as the same become due and payable.”

11. Section 2.15(h). Section 2.15(h) of the Credit Agreement is hereby amended by deleting the first seven lines of such Section in their entirety and replacing them with the following:

“(h) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, after the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Collateral Agent may, and upon the direction of the Borrowing Base Agent or the Requisite Lenders shall, and the Borrowing Base Agent may, and upon the direction of the Administrative Agent, the Collateral Agent or the Requisite Lenders shall, in each case, apply all payments in respect of any Obligations and all proceeds of the Collateral as follows (other than payments required pursuant to Sections 2.13(a) (solely with respect to the sale of NRF), 2.13(b) (solely with respect to the Southaven Casualty Event), (c) and (d)):”.

12. Section 2.15. Section 2.15 of the Credit Agreement is hereby amended by adding the following new clause (l) to the end thereof to read in their entirety as follows:

“(l) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, including, without limitation, Sections 2.14(b) and 2.15(h), at any time that the Specified Borrowing Base is less than $25,000,000, all payments in respect of the Obligations, and all proceeds of Collateral, including, without limitation, all cash collections of Holdings and its Subsidiaries received by any Agent, Borrowing Base Agent or any Lender, shall be applied first to provide cash collateral in respect of Obligations that relate to Letters of Credit then outstanding, to be held as security for Borrower’s reimbursement Obligations in respect of such Letters of Credit under arrangements reasonably acceptable to Borrowing Base Agent, in an amount equal to one hundred and five percent (105%) of the Letter of Credit Usage at any time prior to the stated expiry of all outstanding Letters of Credit.”

13. Section 5.1(q). Section 5.1(q) of the Credit Agreement is hereby amended by replacing the references to “Availability” contained therein with “Availability (without giving effect to the Borrowing Base Overadvance Amount)”.

14. Section 5.1. Section 5.1 of the Credit Agreement is hereby amended by adding the following new clauses to the end thereof to read in their entirety as follows:

“(w) Reconciliations with Budget. On Monday of each week, a reconciliation, in form and substance satisfactory to Administrative Agent, of the actual cash receipts, disbursements, net cash, and Availability of Credit Parties for the most recently-ended week to the line items amounts set forth in the Budget for such week and such cumulative period to date, accompanied by a narrative, in form and substance satisfactory to Administrative Agent, detailing any discrepancies between the actual results for such week and cumulative period and the Budget for such week and such cumulative period.

(x) Budget. On Monday of each week, an updated Budget, consisting of a rolling 13 week cash forecast for the following 13 week period beginning with such week prepared by Holdings and reviewed by Kroll Zolfo Cooper or another adviser acceptable to Administrative Agent (so long as Kroll Zolfo Cooper or such other adviser acceptable to Administrative Agent remains an adviser to Holdings in accordance with Section 5.24 hereof), in detail and in form and substance satisfactory to Administrative Agent, which shall demonstrate, in Administrative Agent’s reasonable discretion, that Holdings will remain in compliance with the Borrowing Base Overadvance Amounts.

(y) Daily Expenditures. On Monday of each week, a detailed list of daily cash expenditures for such week, which shall be consistent with the Budget; and

(z) Accounts. On Friday of each week, a summary of (i) accounts payable aging report of each Credit Party as of the end of such week and (ii) accounts receivable aging report of each Credit Party as of the end of such week.

15. Section 5.13. Section 5.13 of the Credit Agreement is hereby amended by replacing the reference to “No later than one hundred eighty (180) days following the Closing Date” contained therein with “No later than one hundred eighty (180) days following the Second Amendment Effective Date”.

16. Section 5.21. The Credit Agreement is hereby amended by adding the following new Section 5.21 to read as follows:

“5.21 Investment Adviser. On or prior to March 3, 2008, Holdings shall have (a) retained an investment bank, satisfactory to Agents and Lenders, pursuant to a written agreement in form and substance satisfactory to Agents and Lenders, for the purposes of consummating the Capital Raise and (b) delivered a fully-executed copy of such agreement to Administrative Agent, certified as a true and correct copy by an Authorized Officer of Holdings. Holdings shall continue the retention of such investment bank until the earlier of (i) the consummation of a Capital Raise or (ii) such time as Holdings received the prior written consent of Administrative Agent to discontinue such retention. Holdings, Agents and Lenders agree that Jefferies & Company, Inc. is an acceptable investment bank.”

17. Section 5.22. The Credit Agreement is hereby amended by adding the following new Section 5.22 to read as follows:

“5.22 Insurance Proceeds. If Holdings’ insurance company disputes any insurance claim, Holdings shall provide notice to Administrative Agent of such dispute not later than three (3) Business Days, after Holdings has knowledge of such disputed claim. Holdings, and at the request of Collateral Agent, its advisers, shall promptly provide written updates, in form and substance satisfactory to Collateral Agent and its insurance adviser, that Holdings’ insurance claim with respect to the Southaven Casualty Event is being processed by Holdings’ insurance company in a timely manner and there is no reason to believe such insurance proceeds will not be paid in full by the insurance company in a timely manner.”

18. Section 5.23. The Credit Agreement is hereby amended by adding the following new Section 5.23 to read as follows:

“5.23 Warrants. Not later than ten (10) Business Days after the Second Amendment Effective Date, (i) Holdings shall have issued to Silver Point or any Affiliates of Silver Point designated by Silver Point (each, a “Designated Affiliate”) one or more warrant certificates covering the purchase of shares of common Capital Stock of Holdings, in form and substance satisfactory to Silver Point (such certificates, together with the rights to purchase shares of common Capital Stock of Holdings provided thereby and all warrant certificates covering such shares of common Capital Stock upon transfer, division or combination of, or in substitution for, any thereof, being herein called the “Warrants”) in an amount equal to 9.99% of the shares of common Capital Stock of Holdings on a fully diluted basis, which amount shall be subject to adjustment and readjustment from time to time as provided in the Warrants; provided, that no holder of the Warrants shall have the right to exercise the Warrants to the extent that after giving effect to such exercise, such holder, together with its Affiliates, would beneficially own, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, in excess of 4.99% (the “Maximum Percentage”) of the shares of common Capital Stock of Holdings outstanding immediately after giving effect to such exercise, provided that, by written notice to Holdings, Silver Point or its Designated Affiliates may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice so long as (x) any such increase or decrease will not be effective until the sixty-first (61st) day after such notice is delivered to Holdings and (y) any such increase or decrease will apply only to the holder of the Warrant(s) providing such notice and not to any other holder of the Warrants, (ii) Silver Point or its Designated Affiliates shall have received a warrantholder rights agreement, in form and substance satisfactory to Silver Point, duly executed by Holdings and Silver Point or its Designated Affiliates, and (iii) Silver Point or its Designated Affiliates shall have received a registration rights agreement, in form and substance satisfactory to Silver Point, duly executed by Holdings and Silver Point or its Designated Affiliates.”

19. Section 5.24. The Credit Agreement is hereby amended by adding the following new Section 5.24 to read as follows:

“5.24 Advisers. Each Credit Party will, and will cause each of its Subsidiaries to, discuss its and their affairs, finances and accounts with its and their independent advisers, including, without limitation, Kroll Zolfo Cooper and National Fire Adjustment Co., Inc., as often as may reasonably be requested and by this provision the Credit Parties authorize such advisers, including, without limitation, Kroll Zolfo Cooper and National Fire Adjustment Co., Inc., to discuss directly with Agents and Lenders and such representatives the affairs, finances and accounts of Holdings and its Subsidiaries. Each Credit Party will, and will cause each of its Subsidiaries to, discuss its and their affairs, finances and accounts with Collateral Agent’s insurance adviser and to permit such insurance adviser to have unfettered access to Holdings’ and its Subsidiaries’ business and its advisers. So long as no Event of Default has occurred and is continuing, the Credit Parties shall only be responsible to pay for up to $25,000 of the costs and expenses of Collateral Agent’s insurance adviser. Holdings shall continue to retain Kroll Zolfo Cooper as an adviser or another adviser acceptable to Administrative Agent until (i) Availability (without giving effect to the Borrowing Base Overadvance Amount) for the immediately prior 30 consecutive days is greater than $5,000,000 or (ii) such time as Holdings receives the prior written consent of Administrative Agent to discontinue such retention.”

20. Section 5.25. The Credit Agreement is hereby amended by adding the following new Section 5.25 to read as follows:

“5.25 Landlord Collateral Access Agreement. On or before the 5th Business Day after the Second Amendment Effective Date, Holdings shall deliver to the Collateral Agent a fully executed Landlord Collateral Access Agreement for Holdings’ leased location in Southaven, Mississippi, in form and substance reasonably satisfactory to the Collateral Agent, which such agreement shall specifically name, and be in favor of, the Collateral Agent.”

21. Section 5.26. The Credit Agreement is hereby amended by adding the following new Section 5.26 to read as follows:

“5.26 CRS Due Diligence. On or before the 5th Business Day after the Second Amendment Effective Date, CRS shall have completed its due diligence of Holdings’ and its Subsidiaries’ business, the results of which are satisfactory to Administrative Agent.”

22. Section 6.1(m). Section 6.1(m) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(m) Indebtedness of NRF (other than Indebtedness described in clause (c) above and clause (o) below) in an aggregate amount at any time not to exceed €20,000,000 (including any undrawn amounts under any credit facility).”

23. Section 6.7. Section 6.7 of the Credit Agreement is hereby amended by adding the following paragraph at the end of Section 6.7 to read as follows:

“Notwithstanding anything to the contrary contained in this Section 6.7, the Borrower and the Administrative Agent and the Required Lenders shall negotiate in good faith to re-determine the financial covenant levels set forth in this Section 6.7 for the periods during the 2008 Fiscal Year based on 85% of the financial projections set forth in the Borrower’s 2008 business plan, adjusted to reflect (i) the impact of the Southaven Casualty Event, and (ii) actual results through the Second Amendment Effective Date, which business plan shall be in form and substance satisfactory to Administrative Agent in its reasonable business discretion, provided, that, in the event that the Borrower and the Administrative Agent and the Required Lenders are unable to agree upon revised financial covenant levels for the 2008 Fiscal Year and enter into an amendment to this Agreement providing for such revised financial covenant levels, in each case, on or before the date that is ten (10) Business Days after the Second Amendment Effective Date, the existing financial covenant levels set forth in this Section 6.7 shall remain in effect for the applicable periods.”

24. Section 8.1(c). Section 8.1(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.5, Sections 5.1, 5.2, 5.3, 5.5, 5.6, 5.8, 5.9, 5.15, 5.16, 5.17, 5.18, 5.19, 5.20, 5.21, 5.22, 5.23, 5.24, 5.25 or 5.26 or Section 6; or”

25. Section 8.1. Section 8.1 of the Credit Agreement is hereby amended by (i) deleting the period at the end of clause (q) therein and replacing it with “; or” and (ii) adding the following new clauses (r) and (s) therein to read as follows:

“(r) Insurance Proceeds. Holdings’ insurance company shall dispute any of Holdings’ insurance claims relating to the Southaven Casualty Event with respect to the first $35,000,000 of cumulative insurance proceeds arising from such casualty event; provided, that the disputes described on Schedule 8.1 shall be excluded so long as such disputes (i) are supported by appropriate documentation, which such documentation shall be delivered to Collateral Agent for its review and approval in its discretion and (ii) do not involve insurance proceeds in excess of $7,500,000 in the aggregate.

(s) Financial Covenants. Failure by Borrower or any other Credit Party to enter into an amendment to this Agreement, in form and substance satisfactory to Administrative Agent and Requisite Lenders, to re-determine the financial covenant levels set forth in Section 6.7 on or before the date that is ten (10) Business Days after the Second Amendment Effective Date.”

26. Section 10.5(b). Section 10.5(b) of the Credit Agreement is hereby amended by (i) amending and restating clause (vii) therein to read as follows: “(vii) amend, modify, terminate or waive any provision of Section 2.15(l), this Section 10.5(b) or Section 10.5(c);” and (ii) amending and restating clause (viii) therein to read as follows: “(viii) amend the definition of “Specified Borrowing Base”, “Requisite Lenders”, “Pro Rata Share or “Southaven Insurance Proceeds Reserve” (as defined in the Insurance Proceeds Letter);”.

27. Schedule 8.1. A new Schedule 8.1, in the form attached hereto as Annex II, is hereby made a part of the Credit Agreement.

28. Appendix A-3. Appendix A-3 of the Credit Agreement is hereby amended and restated in its entirety in the form attached hereto as Annex III.

29. Waivers. Effective as of the Amendment Effective Date (as defined herein), and in reliance upon the representations and warranties of the Borrower and the Guarantors set forth in the Credit Agreement, this Amendment and the other Credit Documents, and in accordance with Section 10.5 of the Credit Agreement, the Agents and the Lenders hereby waive any Event of Default that has arisen under (i) Sections 8.1(c) and 8.1(e) of the Credit Agreement as a result of the failure of the Credit Parties to comply with Sections 5.13 (for the period prior to the Amendment Effective Date) and 6.7 (with respect to the periods ending November 30, 2007 and December 31, 2007) of the Credit Agreement, (ii) Sections 8.1(m), 8.1(o) or 8.1(q) of the Credit Agreement, in each case, as a direct result of the Southaven Casualty Event, or (iii) Section 8.1(d) prior to, and after, the date hereof as a result of any representation or warranty, certificate or other statement made or deemed to be made by any Credit Party under Sections 4.9, 4.15, 4.16, 4.22 or 4.33 of the Credit Agreement, in each case, being false in any material respect as a direct result of the Southaven Casualty Event. The waivers in this Section 29 shall be effective only in this specific instance and for the specific purposes set forth herein and do not allow for any other or further departure from the terms and conditions of the Credit Agreement or any other Credit Document, which terms and conditions shall continue in full force and effect.

30. Pledge and Security Agreement. The Credit Parties, Agents and Requisite Lenders hereby agree to amend the Pledge and Security Agreement as follows:

(a) Section 6(b). Schedule III to the Pledge and Security Agreement is hereby supplemented in the form attached hereto as Annex IV. In addition, Agents and Requisite Lenders hereby waive the thirty (30) days’ prior written notice to the Collateral Agent required by Section 6(b) of the Pledge and Security Agreement to move Equipment and Inventory to the new location set forth on Annex IV.

(b) Section 6(c). Section 6(c) of the Pledge and Security Agreement is hereby amended by replacing the words “ordinary wear and tear excepted” contained therein with “ordinary wear and tear and the impact of the Southaven Casualty Event excepted”.

(c) Section 6(g)(iv). Section 6(g)(iv) of the Pledge and Security Agreement is hereby amended and restated in its entirety to read as follows.

“(iv) other than in connection with the Warrants and the Capital Raise, not permit the issuance of (A) any additional shares of any class of Capital Stock of any Pledged Issuer, (B) any securities convertible voluntarily by the holder thereof or automatically upon the occurrence or non-occurrence of any event or condition into, or exchangeable for, any such shares of Capital Stock or (C) any warrants, options, contracts or other commitments entitling any Person to purchase or otherwise acquire any such shares of Capital Stock.”

(d) Section 6(h)(i). Section 6(h)(i) of the Pledge and Security Agreement is hereby amended and restated in its entirety to read as follows.

“(i) Except to the extent expressly permitted by Section 6.8 of the Credit Agreement, no Grantor will sell, assign (by operation of law or otherwise), lease, sublease, license, exchange or otherwise transfer or dispose of any of the Collateral; provided, that a Grantor may sell, transfer, exchange or otherwise dispose of Inventory damaged as a result of the Southaven Casualty Event.”

31. Conditions to Effectiveness. This Amendment shall become effective (the “Amendment Effective Date”) only upon satisfaction in full of the following conditions precedent:

(a) Collateral Agent shall have received counterparts of this Amendment that bear the signatures of each Credit Party, each Agent and the Requisite Lenders.

(b) Except as set forth in Section 29 hereof, the representations and warranties contained herein, in Section IV of the Credit Agreement and in each other Credit Document are true and correct in all material respects on and as of the Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date).

(c) Administrative Agent shall have received a copy of the Second Amendment Fee Letter, duly executed by Borrower and Administrative Agent.

(d) Collateral Agent shall have received a copy of the Assignment of Business Interruption Insurance Policy as Collateral Security with respect to Holdings’ insurance policy number CLP 3007677, duly executed by Holdings.

(e) Borrower shall have paid to Administrative Agent all amounts due and owing to any Agent or any Lender in connection with the Credit Documents, including, without limitation, all amounts then due and payable under the Second Amendment Fee Letter.

(f) CRS shall have completed its initial due diligence of Holdings’ and its Subsidiaries’ business, the results of which are satisfactory to Administrative Agent.

(g) Administrative Agent shall have received an accounts payable roll-forward of each Credit Party through May 30, 2008, prepared by Holdings and reviewed by Kroll Zolfo Cooper, which shall be consistent with the Budget.

(h) Administrative Agent shall have received a fully-executed copy of the agreement Holdings entered into with respect to the retention of an investment bank, certified as a true and correct copy by an Authorized Officer of Holdings.

(i) No Default or Event of Default shall have occurred and be continuing on the Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms (other than the Events of Default expressly waived herein).

(j) All legal matters incident to this Amendment shall be satisfactory to the Agents and their respective counsel.

32. Representations and Warranties. Each Credit Party represents and warrants as follows:

(a) Organization, Good Standing, Etc. Each Credit Party (i) is a corporation, limited liability company or limited partnership, duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to execute and deliver this Amendment, consummate the transactions contemplated hereby and perform the Credit Agreement, as amended and modified hereby and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary other than in such jurisdictions where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization, Etc. The execution, delivery and performance by each Credit Party of this Amendment and the performance by each Credit Party of the Credit Agreement, as amended and modified hereby (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law, or any contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Credit Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to its operations or any of its properties.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Credit Party of this Amendment or the performance by any Credit Party of the Credit Agreement, as amended and modified hereby.

(d) Enforceability of Credit Documents. Each of this Amendment and the Credit Agreement, as amended and modified hereby, is a legal, valid and binding obligation of the Credit Parties which are party hereto or thereto, enforceable against such Credit Parties in accordance with its terms, except as enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(e) Representations and Warranties; No Default. Except as set forth in Section 29 hereof, the representations and warranties contained herein, in Section IV of the Credit Agreement and in each other Credit Document are true and correct in all material respects on and as of the Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date); and no Default or Event of Default shall have occurred and be continuing on the Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms (other than the Event of Defaults expressly waived herein).

33. Effect of Amendment; Continued Effectiveness of the Credit Agreement.

(a) Ratifications. Except as otherwise expressly provided herein, (i) the Credit Agreement and the other Credit Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Amendment Effective Date (A) all references in the Credit Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended and modified by this Amendment, and (B) all references in the other Credit Documents to the “Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended and modified by this Amendment, (ii) to the extent that the Credit Agreement or any other Credit Document purports to pledge to the Collateral Agent, or to grant to the Collateral Agent a security interest in or lien on, any collateral as security for the Obligations or the Guaranteed Obligations, such pledge or grant of a security interest or lien is hereby ratified and confirmed in all respects, and (iii) the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of the Agents or the Lenders under the Credit Agreement or any other Credit Document, nor constitute an amendment of any provision of the Credit Agreement or any other Credit Document. This Amendment shall be effective only in the specific instances and for the specific purposes set forth herein and does not allow for any other or further departure from the terms and conditions of the Credit Agreement or any other Credit Document, which terms and conditions shall remain in full force and effect.

(b) No Waivers. Except as expressly set forth herein, this Amendment is not a waiver of, or consent to, any Default or Event of Default now existing or hereafter arising under the Credit Agreement or any other Credit Document and the Agents and the Lenders expressly reserve all of their rights and remedies under the Credit Agreement and the other Credit Documents in respect of all such Defaults or Events of Default not waived or consented to hereby, under applicable law or otherwise.

(c) Amendment as Credit Document. Each Credit Party confirms and agrees that this Amendment shall constitute a Credit Document under the Credit Agreement. Accordingly, it shall be an Event of Default under the Credit Agreement if any representation or warranty made or deemed made by any Credit Party under or in connection with this Amendment shall have been incorrect in any material respect when made or deemed made or if any Credit Party fails to perform or comply with any covenant or agreement contained herein.

34. Release. Each Credit Party hereby acknowledges and agrees that: (a) neither it nor any of its Affiliates has any claim or cause of action against any Agent, the Borrowing Base Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) each Agent, the Borrowing Base Agent, and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to the Credit Parties and their Affiliates under the Credit Agreement and the other Credit Documents. Notwithstanding the foregoing, the Agents, the Borrowing Base Agent and the Lenders wish (and the Credit Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the Agents’, the Borrowing Base Agent’s and the Lenders’ rights, interests, security and/or remedies under the Credit Agreement and the other Credit Documents. Accordingly, for and in consideration of the agreements contained in this Amendment and other good and valuable consideration, each Credit Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge each Agent, the Borrowing Base Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise (collectively, “Claims”), which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done (collectively, “Actions”) on or prior to the Amendment Effective Date arising out of, connected with or related in any way to this Amendment, the Credit Agreement or any other Credit Document, or any act, event or transaction related or attendant thereto done or omitted to be done on or prior to the Amendment Effective Date, or the agreements of any Agent, the Borrowing Base Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Credit Party, or the making of any Loans or other advances, or the management of such Loans or advances or the Collateral on or prior to the Amendment Effective Date. For the avoidance of doubt, nothing contained in this Amendment shall be deemed to release or discharge any Released Party from any Claims arising out of, in connection with or related in any way to Actions occurring after the date of this Amendment.

35. Miscellaneous.

(a) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.

(b) Headings. Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(c) Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

(d) Expenses. The Borrower will pay on demand all reasonable fees, costs and expenses of the Agents, the Borrowing Base Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment and all documents incidental hereto, including, without limitation, the reasonable fees, disbursements and other charges of Schulte Roth & Zabel LLP, counsel to Administrative Agent and Collateral Agent, and of Otterbourg, Steindler, Houston & Rosen, P.C., counsel to Borrowing Base Agent. In addition, the Borrower will pay all costs and expenses, including attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent, Borrowing Base Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of any Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings (including, without limitation, the costs and expenses of any advisers retained by Agents, the Borrowing Base Agent and Lenders; provided, that so long as no Event of Default has occurred and is continuing the Borrower shall not be responsible for costs and expenses of CRS in excess of $25,000).

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER: PROLIANCE INTERNATIONAL, INC.
By:	/s/ Arlen F. Henock
Name: Arlen F. Henock Title: Executive Vice President

GUARANTORS: AFTERMARKET LLC
By:	/s/ Arlen F. Henock
Name: Arlen F. Henock Title: Vice President

AFTERMARKET DELAWARE CORPORATION
By:	/s/ Arlen F. Henock
Name: Arlen F. Henock Title: Vice President

PROLIANCE INTERNATIONAL HOLDING CORPORATION
By:	/s/ Arlen F. Henock
Name: Arlen F. Henock Title: President

AGENTS AND LEAD ARRANGER: SILVER POINT FINANCE, LLC, as Administrative Agent, Lead Arranger and Collateral Agent
By:	/s/ Richard Petrilli
Name: Richard Petrilli Title: Authorized Signatory

LENDERS: SPF CDO I, LTD., as a Lender
By:	/s/ Richard Petrilli
Name: Richard Petrilli Title: Authorized Signatory

FIELD POINT III, LTD. as a Lender
By:	/s/ Richard Petrilli
Name: Richard Petrilli Title: Authorized Signatory

FIELD POINT IV, LTD. as a Lender
By:	/s/ Richard Petrilli
Name: Richard Petrilli Title: Authorized Signatory

WACHOVIA CAPITAL FINANCE CORPORATION (NEW ENGLAND), as Borrowing Base Agent and a Lender
By:	/s/ John Husson
Name: John Husson Title: Managing Director